Exhibit 26(c)(vix)

Amendment No. 2 and Novation to the Amended and Restated Principal Underwriting Agreement between Transamerica Capital Inc. and Western Reserve

AMENDMENT NO. 2 AND NOVATION TO THE

AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT

Amendment dated May 1, 2007, to the Amended and Restated Principal Underwriting Agreement, dated as of July 26, 2004, by and between AFSG Securities Corporation (“AFSG”) and Western Reserve Life Assurance Co. of Ohio (“WRL”) (the “Agreement”).

WHEREAS, effective May 1, 2007, all underwriting and primary distribution activities for variable life insurance and annuity contracts (“Contracts”) and the separate investment accounts (“Account”) issued by WRL have been assigned to Transamerica Capital, Inc. (“TCI”), located at 4333 Edgewood Road N.E. Cedar Rapids, IA 52499.

WHEREAS, effective May 1, 2007, there is a novation of parties to the Agreement, whereby AFSG is replaced by affiliate TCI.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, AFSG, TCI and WRL (the “parties”), intending to be legally bound, hereby agree as follows:

1.             Agreement Remains Effective. Unless expressly modified by this Amendment and Novation, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2.            References to AFSG. All references to AFSG throughout the Agreement shall be changed to TCI to reflect the Novation herein.

3.            Entire Agreement and Modification. This Amendment and Novation and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment and Novation on the dates indicated.

TRANSAMERICA CAPITAL, INC.	WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:	/s/ Rob Frederick	By:	/s/ Darin D. Smith
Rob Frederick	Darin D. Smith
Title:	Executive Vice President	Title:	Vice President
and Chief Operating Officer

AFSG SECURITIES CORPORATION

By:	/s/ Lisa A. Wachendorf

Lisa A. Wachendorf

Title: Vice President and

Chief Compliance Officer